EXHIBIT 10.8

                        SETTLEMENT AND LICENSE AGREEMENT

                                     PARTIES

      This Settlement and License Agreement (the "Agreement"), entered into as of this 26th day of June, 2005, is between CYTOMEDIX, INC. ("Cytomedix"), a Delaware corporation, having a principal place of business at 416 Hungerford Drive, Suite 300, Rockville, Maryland 20850; PERFUSION PARTNERS AND ASSOCIATES, INC. ("PPAI"), a Florida corporation, having a principal place of business at 6227 Foxfire Lane, Fort Myers, Florida 33912; and Transcorporeal, Inc. ("Transcorporeal"), a Florida corporation having a principal place of business at 6227 Foxfire Lane, Fort Meyers, Florida 33912. Each of Cytomedix, PPAI and Transcorporeal are referred to in this Agreement as a "Party" and collectively as the "Parties." Capitalized terms used herein and not otherwise defined shall have the meaning set forth in Article 1 hereof.

                                    RECITALS

      WHEREAS, Cytomedix filed an action against PPAI (the "Illinois Action"), Civil Action No. 02 C 4776, in the United States District Court for the Northern District of Illinois, which included claims for infringement of U.S. Patent No. 5,165,938 ("the '938 Patent") based upon PPAI's manufacture, use, marketing, offer to sell, and/or sale of products used to practice Platelet Therapies;

      WHEREAS, Transcorporeal and PPAI share common ownership and control and PPAI is presently in the business of supplying products and services for conducting Platelet Therapies;

      WHEREAS, PPAI is a debtor and debtor in possession in a chapter 11 case (the "Chapter 11 Case") pending before the Bankruptcy Court for the Middle District of Florida, Fort Myers Division (the "Bankruptcy Court");

      WHEREAS, PPAI and Transcorporeal desire to acquire from Cytomedix on the terms and conditions contained herein the non-exclusive right under the Licensed Patents to manufacture, use, market, offer to sell, and/or sell products for use in practicing processes covered by one or more claims of the Licensed Patents and to settle all disputes between and among the Parties;

      NOW, THEREFORE, in consideration of the following terms, covenants and conditions, Cytomedix, PPAI and Transcorporeal hereby agree as follows:

                               TERMS OF AGREEMENT

1.    Definitions.

      1.1.  "Affiliate" shall mean:

            (a) any individual who or Entity that, in whatever country organized or resident, directly or indirectly through one or more intermediaries, is controlled by, or is under common control with, or controls, a Party or Entity; or

            (b) any Entity in which any individual or Entity recited in the preceding sub-paragraph (a) directly or indirectly through one or more intermediaries has at least a forty percent (40%) ownership or voting rights interest (whether through stock ownership, stock power, voting proxy, or otherwise).

      1.2. "Disposable Kit" shall mean, collectively, the single-use disposable components, applicators, reagents and other items manufactured, marketed, promoted, offered to be sold, or sold by PPAI and/or Transcorporeal as a Platelet Product for use by others in practicing a single Platelet Therapy.

      1.3. "Distributor" means an entity which contracts with PPAI and/or Transcorporeal to either a) provide promotion, sales and distribution services of PPAI Branded Platelet Products, or b) buy Platelet Products from PPAI and/or Transcorporeal for resale under a PPAI Brand.

      1.4. "Entity" shall mean any corporation, firm, partnership, proprietorship, or other form of business organization.

      1.5. "Gross Sales" means, applying generally accepted accounting principles, actual gross sales revenues earned by PPAI and/or Transcorporeal through sales of Platelet Services or PPAI Branded Platelet Products in each country in which a Licensed Patent is in force until the expiration of such Licensed Patent in such country.

      1.6.  "Licensees" means PPAI and Transcorporeal.

      1.7. "Licensed Patents" means the patents and patent applications listed in Exhibit A and any related patent application (including, without limitation, any continuation, continued prosecution, continuation-in-part, divisional, foreign counterpart or substitution thereof) and any patent (including, without limitation, any reissue or reexamination thereof), in any country granted from, or claiming priority to, or for the benefit of any of the aforementioned patent applications or patents, as well as rights in any third-party patent acquired as a result of an interference action involving any of the foregoing.

      1.8. "Platelet Products" shall mean all devices, kits, applicators, reagents or other items (regardless of whether in the nature of a capital product having more than a single use or a disposable product having only a single use) manufactured, marketed, promoted, used, offered to be sold, or sold by or for PPAI and/or Transcorporeal for use in practicing Platelet Therapies, including without limitation the items listed in the attached Exhibit B. The items listed in Exhibit B, and all successor equipment and products that are improvements to such scheduled equipment and products, will be considered Platelet Products for purposes of this Agreement. PPAI Branded Platelet Products shall be designed in such manner that a Disposable Kit is required for each Platelet Therapy administered.

      1.9. "Platelet Services" means all services rendered by PPAI and/or Transcorporeal in practicing Platelet Therapies and/or assisting others to practice Platelet Therapies.

      1.10. "Platelet Therapies" refers to methods of treating damaged tissues and/or wounds using topical compositions containing platelets, or substances derived from platelets, regardless of whether the patient is a human or animal.

      1.11. "PPAI" means (i) Perfusion Partners & Associates, Inc. and its Affiliates, (ii) any Entity in which David Buzenius or Patrick Penne (whether individually or collectively), directly or indirectly own 50% or more of the capital, assets, voting securities, partnership or other ownership interests, and (iii) all directors, officers, employees, Affiliates, agents, predecessors or successors to any Entity identified in subclauses (i) and (ii) hereof.

      1.12. "Transcorporeal" means (i) Transcorporeal, Inc. and its Affiliates, and (ii) all directors, officers, employees, Affiliates, agents, predecessors or successors thereof.

      1.13. "PPAI Brand" shall mean any trademark, trade name or brand name owned or licensed by PPAI and/or Transcorporeal (including, without limitation, the Secquire(TM) or Thrombograft(TM) brand names). "PPAI Branded" shall mean having or bearing a PPAI Brand.

      1.14. "Third Party Licensed Product" shall mean any medical device (whether a hardware or disposable device) that is covered by an existing license between Cytomedix and the seller or distributor of such device. Examples of current medical device that would be deemed "Third Party Licensed Products" for purposes of this Agreement are devices sold by Harvest Technologies, Inc., under the brand name SmartPReP(TM) and the devices sold by Medtronic, Inc., under the brand name Magellan(TM).

2.    License Grant.

      2.1. Licensed Patent Rights. Cytomedix hereby grants to Licensees for the term specified in Section 5.1 hereof, a non-exclusive, royalty-bearing license to manufacture, have made, use, import, sell, promote, market offer for sale, or otherwise transfer PPAI Branded Platelet Products for use in practicing processes covered by one or more claims of the Licensed Patents in any field of use anywhere in the world. This grant includes the right for Licensees to grant sublicenses to Distributors, with the prior written consent of Cytomedix (which shall not be unreasonably withheld). This grant also includes the right for any customers (ultimate or in privity or otherwise) of Licensees or Distributors to use import, market, offer for sale, and/or sell (for further use or resale) PPAI Branded Platelet Products without payment of any additional royalty or amount to Cytomedix. This license grant "runs with the PPAI Branded Platelet Product sold (provided that a PPAI Branded Disposable Kit is used in each Platelet Therapy administered therewith)" and the Licensed Patents shall be exhausted with respect to every PPAI Branded Platelet Product as to which the required royalty hereunder is paid. For purposes of this Agreement, the limited license grant set forth in this Section 2.1 is hereinafter referred to as the "Licensed Patent Rights." Licensees shall have no right to perform a Platelet Service unless a single use PPAI Branded Disposable Kit is used in conjunction therewith.

      2.2. Grant of Immunity. Cytomedix (for itself and on behalf of its predecessors, successors, assigns, and each of its and their respective Affiliates and sublicensees, officers, directors, employees and agents) (collectively, the "Cytomedix Parties") hereby irrevocably grants immunity to Licensees, their respective predecessors, successors and assigns, and each of their respective officers, directors, employees, agents, shareholders, partners, representatives, and all other persons acting by or on their behalf) (collectively, the "PPAI Releasees") against any and all actions for or claims of infringement (whether based on a direct or contributory infringement, inducement to infringe, or other theory) relating to the use of PPAI Branded Platelet Products before the Effective Date of this Agreement.

      2.3. No Implied Licenses. No rights or licenses, other than those expressly granted herein with respect to the Licensed Patents or any other intellectual property owned or controlled by Cytomedix, are granted or shall be deemed granted to Licensees or any other Entity (including any purchaser of Platelet Services or PPAI Branded Products).

      2.4. Taxes and Authorizations. Licensees shall be solely responsible for the payment and discharge of any taxes, duties, or withholdings relating to any transaction in connection with the manufacture, use, sale, or other commercialization of any of the Platelet Services or PPAI Branded Products. Licensees shall, at their own expense, be responsible for applying for and obtaining any approvals, authorizations, or validations relative to this Agreement under the appropriate federal, state, or local laws.

3.    Royalties, Reports and Payments.

      3.1. Royalty. Licensees shall pay monthly royalties to Cytomedix for the Licensed Patent Rights in an amount equal to ten percent (10%) of monthly Gross Sales (as defined in Section 1.3 hereof) in each country in which a Licensed Patent is in force until the expiration of such Licensed Patent in such country. Notwithstanding anything herein to the contrary, Licensees shall pay minimum royalties as follows: (i) $40 for each Platelet Service provided by Licensees (excluding Platelet Services provided using Third Party Licensed Products); (ii) $30 for each PPAI Branded Disposable Kit sold by Licensees prior to January 1, 2006 (whether to or through a Distributor, other intermediary, or end-user) for use by any Entity other than Licensees in providing Platelet Therapies; (iii) $35 for each PPAI Branded Disposable Kit sold by Licensees between (and including) January 1 and June 30, 2006; and (iv) $40 for each PPAI Branded Disposable Kit sold by Licensees between (and including) July 1, 2006 and November 24, 2009.

      3.2. Notwithstanding anything in Section 3.1, when a Platelet Service is provided by a Licensee, the Licensee shall become obligated to pay a royalty equal to ten percent (10%) of Gross Sale revenue earned for the Platelet Service and for any PPAI Branded Platelet Product used in providing that service, regardless of whether PPAI separately invoices the customer for the sale or use of the PPAI Branded Platelet Product in connection with that service; provided, however, that the Licensee shall not be required to pay Cytomedix an additional minimum royalty for having used a PPAI Branded Platelet Product in providing that service as long as the Gross Sale revenue earned from which the royalty is paid shall include both the charge for providing a Platelet Service and the charge for using a PPAI Branded Platelet Product. Thus, by way of example, if PPAI invoices a customer a total of $500.00 for having provided a Platelet Service using a PPAI Branded Product (whether as a single charge or as separate charges for the service and the product), then the royalty to be paid by PPAI shall be $50 (or 10% of the Gross Sale associated with the Platelet Service) and there shall be no additional royalty payable by PPAI for having used a PPAI Branded Platelet Product. By way of further example, if PPAI invoices a customer a total of $300.00 for having provided a Platelet Service using a PPAI Branded Product (whether as a single charge or as separate charges for the service and the product), then the royalty to be paid by PPAI shall be $40 and there shall be no additional royalty payable by PPAI for having used a PPAI Branded Platelet Product.

      3.3. Royalty Reports and Records. Within ten (10) days following the end of each calendar month of this Agreement, Licensees shall each deliver to Cytomedix a written report showing in reasonably specific detail the number of Platelet Therapies provided, the sales of each Platelet Product sold (whether of PPAI Branded Platelet Product or Third Party Licensed Product), sales of any Platelet Services sold, the aggregate Gross Sales proceeds received in respect of such sales, and the aggregate royalties owing in respect thereof (the "Royalty Report"). Such report shall separately identify sales and royalties owing for Platelet Products sold through Distributors. The Licensees shall maintain for a period of three years following delivery of a Royalty Report complete and accurate records in sufficient detail to enable the royalty payable thereunder to be determined. Licensees shall keep accurate records of all operations affecting payments hereunder.

      3.4. Audits. Licensees shall permit Cytomedix or its duly authorized agent to inspect all records required to be maintained under this Agreement and to make copies of or extracts from such records during regular business hours throughout the term of this Agreement and for a period of three (3) years thereafter. Additionally, upon the written request of Cytomedix, but not more than twice during each annual period of this Agreement, Licensees shall permit an independent audit of their performance hereunder, which audit shall be conducted by a party selected by Cytomedix. Licensees shall provide Cytomedix's auditors with access during normal business hours to such of the records of each Licensee as are reasonably necessary to verify the accuracy of any Royalty Report delivered by each Licensee. Licensees further shall use their best efforts, as reasonably required by Cytomedix, to cause any supplier or Distributor of Platelet Products (whether PPAI Branded Platelet Product or Third Party Licensed Product) to provide Cytomedix with copies of records reasonably necessary to verify the Platelet Products sold to Licensees for any period covered by this Agreement. If Cytomedix's auditor demonstrates by way of written report that additional royalties were owed during an audited period, the Licensee shall pay said additional royalties due within ten (10) days of the date Cytomedix delivers such report to the Licensee. The fees charged by such accountant shall be paid by Cytomedix, unless the report concludes that the royalties payable by the Licensee for the audited period are more than one hundred five percent (105%) of the royalties actually paid for such audited period, in which case the Licensee shall pay all fees charged by such accountant.

      3.5. Payment Terms. Royalties shown to be owing in any Royalty Report shall be paid on or before the tenth (10th) day following the close of each calendar month, and shall be submitted to Cytomedix contemporaneous with the submission of each monthly Royalty Report required to be submitted by each Licensee. If the royalty payable remains unpaid at the time due, then interest shall accrue on such unpaid amount, until paid, at twenty percent (20%) per annum.

      3.6. Lump-Sum Payment. In addition to the payment of royalties specified in Section 3.1, on the date that the Bankruptcy Court enters an order approving this Agreement, PPAI and Transcorporeal shall become absolutely and unconditionally liable to Cytomedix in the amount of Two Hundred Fifty Thousand Dollars ($250,000). The liability created under this Section 3.6 shall be paid as follows:

            (i) PPAI shall immediately, upon executing this agreement, deliver to Cytomedix's counsel the Nine Thousand Five Hundred Dollars ($9,500) "adequate protection" payment currently due under the order of the Bankruptcy Court, thereby bringing the principal balance of the "adequate protection" funds in escrow to Fifty-Seven Thousand Dollars ($57,000).

            (ii) On the date that the Bankruptcy Court enters an order approving this Agreement, Cytomedix's counsel shall be authorized to distribute the entirety of the escrowed "adequate protection" funds, including accrued interest earned thereon, to Cytomedix.

            (iii) On the date that the Bankruptcy Court enters and order approving this Agreement, Licensees shall by wire transfer deliver an additional Forty-Three Thousand Dollars ($43,000) to Cytomedix's account in accordance with the prior written instructions of Cytomedix.

            (iv) The remaining liability created under this Section 3.6 shall be reflected in a promissory note bearing a principal amount of One Hundred Fifty Thousand Dollars ($150,000), executed by PPAI and Transcorporeal, jointly and severally, and dated as of June 30, 2005. The promissory note shall bear an eight percent (8.0%) annual rate of interest. Payments on the note in the amount of $3,041.46 shall be made monthly, with the first payment to be made on July 1, 2005. A balloon payment in the amount of $67,248.31 shall be made to Cytomedix on June 30, 2008.

      This Agreement shall not become effective unless and until Cytomedix shall have received the lump-sum payments from Licensees specified in subparagraphs (ii) and (iii) hereof, and the date of receipt of such payment shall be the "Effective Date" of this Agreement. Cytomedix shall not be bound by any terms of this Agreement if, on or before August 15, 2005, this Agreement shall not have been approved by the Bankruptcy Court and the lump-sum payments shall not have been received.

4.    Representations and Warranties.

      4.1. Authorization. Each party hereby represents and warrants that it (a) has the power and authority and the legal right to enter into this Agreement on behalf of itself and all affiliated entities and to perform its obligations hereunder, and (b) has taken all necessary action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder. This Agreement has been duly executed and delivered on behalf of such party, and constitutes a legal, valid, binding obligation, enforceable against such party in accordance with its terms.

      4.2. Limitation of Warranties. Nothing in this Agreement shall be construed as: (a) a warranty or representation by Cytomedix as to the validity or scope of any Licensed Patent Rights; (b) a warranty or representation that anything made, used, sold, or otherwise disposed of under any license granted in this Agreement is or will be free from infringement of patent or from suits by third parties for infringement of patent; (c) conferring the right to use in advertising, publicity or otherwise any trademark, trade name, or names, or any contraction, abbreviation, simulation or adaptation thereof, of either party; or (d) an obligation to furnish any know-how associated with the Patents.

      4.3. Disclaimer. Cytomedix makes no representations other than those expressly set forth in this Article 4. Cytomedix expressly disclaims all other representations, warranties and conditions, express, implied, statutory, or otherwise, regarding the Licensed Patent Rights and the confidential information, including without limitation, any warranty of merchantability, fitness or a particular purpose, or non-infringement.

      4.4. No Challenge to Patents. Licensees agree not to challenge or cause to be challenged, directly or indirectly, the validity and/or enforceability of the Licensed Patents in any court or other tribunal, including the United States Patent and Trademark Office. Notwithstanding the foregoing, if a court of competent jurisdiction enters judgment from which no appeal can be taken declaring each of the claims of the Licensed Patents to be invalid, then the obligations of Licensees to make any further payments to Cytomedix shall cease, but Licensees shall not be entitled to recover any payments made prior to entry of said final, non-appealable judgment.

      4.5. Advertising. PPAI owns and develops various internet sites and domains, including The Platelet Gel Network and website http://www.plateletgel.net (collectively, whether now existing or hereinafter designed or created, the "Websites"). PPAI also owns, operates, or manages, in whole or in part, various educational and training facilities and programs, including The Florida Platelet Gel Symposium (collectively, whether now existing or hereinafter designed or created, the "Symposia"). Cytomedix will be invited to participate in all future Symposia as a presenter and/or exhibitor for wound care products and topics. At no time shall PPAI permit parties to advertise, promote, market, or sell their products or services on or in any of the Websites or Symposia unless said parties are authorized licensees, distributors, or sales representatives of Cytomedix.

      4.6. Representation regarding Platelet Products, Platelet Services, Websites, Distributors, and Related Financial Data. Licensees represent that (a) all products currently marketed or promoted by Licensees that constitute PPAI Branded Platelet Products are listed on Exhibit B, (b) all contracts for the providing of Platelet Services, along with a listing of Platelet Services provided by PPAI, are listed on Exhibit C, (c) all Websites or internet domain sites in which either Licensee has an ownership, controlling, or equitable interest are listed on Exhibit D, and (d) all financial data regarding sales of Platelet Products provided to Cytomedix before or after the Effective Date are and shall be true and accurate representations of such data in all material respects as reflected on Licensees' financial statements and in Licensees' financial sales records. PPAI Branded Platelet Products shall hereinafter through expiration be designed in such manner that a Disposable Kit is required for each Platelet Therapy administered. Licensees shall update and keep Exhibits B, C, and D current after the Effective Date within 10 business days of any change in Licensees' business or operations that would require the addition or deletion of items listed on such Exhibits.

5.    Termination.

      5.1. Expiration/Termination. This Agreement shall commence on the Effective Date and shall expire on the earlier of (i) November 24, 2009, (ii) if there has been a breach of any material provision of this Agreement, thirty (30) days following the sending of written notice of such breach by Cytomedix if such breach has not been completely cured within said thirty (30) days, and (iii) the occurrence of a "Change-of-Control Event," as hereinafter defined. For purposes of this Agreement, a "Change-of-Control Event" means any transaction or any series of transactions aggregated together (regardless of whether those transactions are in any way related or integrated to one another) in any three-year rolling period that results in a change in ownership or voting control of more than 50% of the outstanding equity or voting securities or membership or controlling interests of Representative.

      5.2. Termination If Agreement Not Approved by Bankruptcy Court Before 8/15/2005. PPAI shall use its best efforts to obtain an order from the court in the Bankruptcy Action approving this Settlement Agreement, and shall file a Section 9019 motion for that purpose within five (5) business days of execution of this Agreement. This Agreement shall terminate automatically and be of no force and effect if an order approving this Agreement is not entered by the Bankruptcy Court on or before August 15, 2005.

      5.3. Effect of Expiration or Termination. Expiration or termination of this Agreement shall not relieve Licensees of any obligation accruing prior to such expiration or termination. Notwithstanding the foregoing, all rights and licenses granted to Licensees hereunder shall terminate upon any termination or expiration of this Agreement. Unless termination shall be based on Section 5.2 hereof, the provisions of Articles 3, 4, 6, 7, 8, and 9, and Sections 2.2 and 5.3 hereof shall survive the expiration or termination of this Agreement. Termination of this Agreement shall not limit any party from pursuing any other remedies otherwise available to it, including without limitation, injunctive relief.

6.    Indemnification and Insurance.

      6.1. Indemnification by Licensee. Licensees shall defend, indemnify, and hold Cytomedix, its directors, officers, employees, and agents harmless from and against all losses, liabilities, damages and expenses (including attorneys' fees and costs), including those for death, personal injury, illness, or property damage, arising from any use of the Licensed Patent Rights.

      6.2. Insurance. During the term of this Agreement, Licensees shall maintain liability insurance in the minimum amount of $3 million in the aggregate and $1 million per occurrence.

7.    Releases.

      7.1. With the exception of the obligations and promises of the parties to each other under this Agreement, and subject to Section 7.2 hereof, Cytomedix, on behalf of itself, its predecessors and successors, and each of their affiliates, officers, directors, employees and agents, hereby irrevocably and unconditionally release and forever discharge Licensees, and each of their officers, directors, employees, agents, shareholders, representatives, parent companies, subsidiaries, Affiliates, partners, predecessors, and all other persons acting by or on their behalf (collectively, the "PPAI Releasees"), of and from any claims that Cytomedix has ever had or may now have against the PPAI Releasees related to the claims that were asserted in the Illinois Action.

      7.2. Notwithstanding the terms of Section 7.1, Cytomedix does not release customers or agents of Licensees or suppliers of any processes or products that are covered by the claims of the Licensed Patents; provided, however, that such customers, agents, or suppliers shall be released from any claims that Cytomedix has ever had or may now have against them based on their practice, performance, manufacture, use, or sale of Platelet Therapies using Platelet Services supplied by Licensees or PPAI Branded Platelet Products.

      7.3. With the exception of the obligations and promises of the parties to each other under this Agreement, Licensees, on behalf of themselves and all other PPAI Releasees, and all predecessors and successors, and each of their shareholders, affiliates, members, officers, directors, employees and agents, hereby irrevocably and unconditionally release and forever discharge Cytomedix, its officers, directors, employees, agents, shareholders, representatives, parent companies, subsidiaries, affiliated companies, predecessors, and all other persons acting by or on behalf of Cytomedix (collectively, the "Cytomedix Releasees"), of and from any claims that either Licensee has ever had or may now have against Cytomedix or any of the other Cytomedix Releasees related to the counterclaims and affirmative defenses that were asserted in the Illinois Action.

8.    Disputes and Dispute Resolution.

      8.1. Except as specified elsewhere in the Agreement, any dispute arising out of or relating to the formation or performance of this Agreement (including, without limitation, the breach, termination, or validity of this Agreement, or the determination of whether a product is a Platelet Product) which has not been resolved by good faith negotiation between representatives of Licensees and Cytomedix who have authority to fully and finally resolve the dispute within thirty (30) days after the delivery of a dispute notice by one Party to the other, shall be finally resolved by binding arbitration in Chicago, Illinois by three arbitrators in accordance with the American Arbitration Association ("AAA") Commercial Arbitration Rules then currently in effect (the "Rules"); provided, however, that if one Party fails to participate in the negotiation as agreed herein, the other Party can commence binding arbitration prior to the expiration of the time period set forth above. The three arbitrators' award shall be binding on the Parties. One arbitrator shall be selected by each Party. The third arbitrator shall be chosen by agreement of the Parties. If, within thirty (30) days after a Party notifies the other that arbitration must be commenced, either Party has not selected its arbitrator or if the Parties fail within such time to agree upon the third arbitrator, such arbitrator(s) shall be appointed by AAA in accordance with its Rules. The arbitrators shall have no jurisdiction or authority to award treble, punitive or exemplary damages against either Party. The prevailing Party in any arbitration hereunder shall be awarded its reasonable attorneys fees and costs in addition to any other relief to which it may be entitled under this Agreement, but such attorney fees and costs shall not exceed fifty percent (50%) of the amount in dispute. The binding arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. ss.ss.1-16, and judgment upon the award rendered by the arbitrators, or a majority thereof, may be entered by any court having jurisdiction thereof. If a Party is forced into court to enforce an arbitration award, it shall be entitled to recover its reasonable attorney fees and costs. In any arbitration, the parties shall be entitled following initiation of the action to the same discovery that they would be allowed under the Federal Rules of Civil Procedure; provided, however, that the parties shall cooperate in good faith to cause such discovery to be completed within ninety (90) days following initiation of the arbitration action.

      8.2. Damages. Licensees and Cytomedix each agree to waive any right to receive treble, punitive, consequential, special or indirect damages relating in any way to this Agreement.

9.    Miscellaneous.

      9.1. Confidentiality. Licensees may disclose the terms of this Agreement to Bank of America and to the U.S. Trustee in connection with the Bankruptcy Action. Licensees agree to otherwise keep the terms of this Agreement confidential and shall not disclose them without the express written permission of Cytomedix, except in response to a Court order (for which Cytomedix received reasonable advance notice), or in any action concerning the enforcement of this Agreement, or as otherwise required by law. Cytomedix may disclose any aspect or part of this Agreement as it deems necessary or appropriate to its business affairs.

      9.2. Notices. Any consent, notice or report required or permitted to be given or made under this Agreement by one of the parties hereto to the other party shall be in writing and delivered to such other party at its address indicated below, or to such other address as the addressee shall have last furnished in writing to the addressor. Said notice shall be deemed to have been given on the date of its receipt by the addressee.

                  If to PPAI:           Perfusion Partners & Associates, Inc.
                                        6227 Foxfire Lane
                                        Fort Myers, Florida 33912
                                        Attention: David Buzenius, President

                  If to Cytomedix:      Cytomedix, Inc.
                                        416 Hungerford Drive, Suite 300
                                        Rockville, Maryland 20850
                                        Attention: Dr. Kshitij Mohan, CEO

                  If to Transcorporeal: Transcorporeal, Inc.
                                        6227 Foxfire Lane
                                        Fort Meyers, Florida 33912
                                        Attention: David Buzenius, President

      9.3. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois, without regard to the conflicts of law principles thereof. In the event legal action is brought by any party to enforce its rights under this Agreement, the losing party shall pay all of the prevailing party's reasonable attorneys' fees and legal fees incurred in such matter. The parties hereto agree that the District Court for the Northern District of Illinois shall be the exclusive venue in which any litigation arising under or related to this Agreement may proceed.

      9.4. Assignment. Licensees may not assign any of their respective rights or obligations under this Agreement to any person or entity without prior written consent of Cytomedix. Cytomedix may assign its rights under this Agreement in its sole and absolute discretion.

      9.5. Waiver. Failure by any party to insist upon strict compliance with any of the terms, covenants, or conditions of this Agreement shall not be deemed a continuing waiver of such term, covenant, or condition, nor shall any waiver or relinquishment of any right or power herein at any time be deemed a waiver or relinquishment of the same or any other right or power, whether or not similar. Waiver of a breach hereunder may be effected only by a writing signed by the waiving party and shall not constitute a waiver of any other breach.

      9.6. Entire Agreement. This Agreement embodies the entire agreement between the parties and supersedes any prior representations, understandings and agreements between the parties regarding the subject matter hereof. There are no representation, understandings or agreements, oral or written, between the parties regarding the subject matter hereof that are not fully expressed herein.

      9.7. Severability. The parties agree that if any part, term, or provision of this Agreement shall be found illegal or in conflict with any valid controlling law, the validity of the remaining provisions shall not be affected thereby. Additionally, in the event the legality of any provision of this Agreement is brought into question because of a decision by a court of competent jurisdiction, Cytomedix may, by written notice to Licensees, revise the provision in question or may delete it entirely so as to comply with the decision of said court.

      9.8. Independence of the Parties. This Agreement shall not constitute the designation of any party as the representative or agent of the other, nor shall any party by this Agreement have the right or authority to make any promise, guarantee, warranty, or representation, or to assume, create, or incur any liability or other obligation of any kind, express or implied, against or in the name of, or on behalf of, the other, except as expressly provided herein.

      9.9. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

      IN WITNESS WHEREOF, the parties have executed this Agreement on the date indicated below.

Cytomedix, Inc.                        Transcorporeal, Inc.
                                       Perfusion Partners & Associates, Inc.

By:/s/Kshitij Mohan                    By: /s/David Buzenius
      Dr. Kshitij Mohan, CEO               David Buzenius, Individually and as
                                           President of PPAI and Transcorporeal

Date: June 26, 2005                    Date:  June 23, 2005



                                       By:/s/Patrick Penne
                                             Patrick Penne, Individually and as
                                             Vice-President of PPAI and
                                             Transcorporeal

                                       Date: June 23, 2005

                                    EXHIBIT A

                                Licensed Patents

U.S. Patent No. 5,165,938 entitled "Wound Healing Agents"

Australia Patent No. 596, 954 entitled "Wound Healing Agents"

Canada Patent No. 1,261,259 entitled "Wound Healing Agents"

Europe Patent No. 202,298 entitled "Wound Healing Agents" (validated in Belgium, France, Germany, Great Britain, Netherlands, and Sweden)

Israel Patent No. 77,096 entitled "Wound Healing Agents"

Ireland Patent No. 57,894 entitled "Wound Healing Agents"

Japan Patent No. 1,986,949 entitled "Wound Healing Agents"

                                    EXHIBIT B

                   Schedule of PPAI Branded Platelet Products

Item Description               Manufacturer Number:
----------------               -------------------
Secquire Kit (15 Kits/case)           SK50-20
Secquire Limited (24/case)            SK50-LI     DT-8405
Secquire Centrifuge Machine           CL05-1017
Secquire Centrifuge Machine           CL05-1017-220
Four Place Rotor Systems              R-52151
(20-40 ml Change Over Kit)
Aero Carrier Bucket (10-20 ml)        AC-5101
Two Place Rotor System (10-20 ml)     R-52152
Change Over Kit)
Four Place Swinging Bucket Rotor      BR-05-103B
Shield Bucket                         SB-05-170
Dual Tip Applicator 26 ga x 3"        SA-0105
Dual Tip Applicator 26 ga x 4"        SA-0106
Dual Tip Applicator 26 ga x 7"        SA-3612
Dual Tip Applicator 20 ga x 2.5"      SA-0205
Dual Tip Applicator 20 ga x 4"        SA-3618
Dual Tip Applicator 20 ga x 7"        SA-3619
Dual Tip Applicator 20 ga x 10.25"    SA-3620
Dual Tip Applicator Endoscopic        SA-3650
Dual Spray Tip Applicator             SA-3660
Ratio Applicator Procedural Kit       SA-4400
11:1 Ratio (No Tips)
Aerosol Applicator, 11:1 Ratio        SA-6111
Aerosol Regulator                     SA-6030
Table Ratio Kit                       TRK-11

                                    EXHIBIT C

     Schedule of Platelet Services (including Contracts to Provide Platelet
                                    Services)

                 Platelet Service Contracts

Lee Memorial Health Systems, Fort Myers, FL
Florida Hospital, Sebring, FL
Winter Haven Hospital, Winter Haven, FL

                                    EXHIBIT D

                      Schedule of Websites or Domain Names


www.plateletgel.net